Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harvard Savings, MHC

Harvard, Illinois

We hereby consent to the use in this Registration Statement on Form S-1 and the Application for Conversion of our report dated May 26, 2009, relating to the financial statements of Harvard Savings, MHC, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Decatur, Illinois

September 14, 2009